Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contact:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Best Buy’s Third-Quarter Revenue Rises
10% to $6.65 Billion; Comparable Store
Sales Increase 3.2%

Company reiterates guidance for third-quarter diluted EPS of $0.41 –
$0.47, expects a fourth-quarter comparable store sales gain of 3% – 5%

Third-Quarter Revenue Summary – Fiscal 2005

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain[1]
Continuing Operations	$6.65	10%	3.2%
Domestic	$5.92	9%	3.0%
International	$0.73	21%[2]	5.0%

Year-to-Date Revenue Summary – Fiscal 2005
(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain[1]
Continuing Operations	$18.20	13%	5.1%
Domestic	$16.40	12%	5.2%
International	$1.80	22%[2]	5.0%

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

2 The effect of fluctuations in foreign currency exchange rates accounted for approximately two-fifths of the international segment’s revenue gain for the third quarter and three-tenths of the segment’s revenue gain for the first nine months of fiscal 2005.

MINNEAPOLIS, Dec. 2, 2004 – Best Buy Co., Inc. (NYSE: BBY) today reported that revenue rose 10 percent to $6.65 billion for the fiscal third quarter ended Nov. 27, 2004, compared with $6.03 billion for the third quarter of the prior fiscal year. The opening of 75 new stores in the past 12 months (including 43 grand openings in the third quarter) and a comparable store sales gain of 3.2 percent drove the revenue increase. Increased sales of digital televisions, MP3 players, digital cameras, notebook computers, video games and appliances led the comparable store sales gain.

U.S. Best Buy stores reported a third-quarter comparable store sales gain of 3.0 percent, on top of a difficult comparison with the prior year’s quarter. The company’s international stores, comprised of Future Shop and Best Buy stores in Canada, had a comparable store sales gain of 5.0 percent, reflecting increased customer traffic, market share gains and the strength of the digital product cycle. Magnolia Audio Video stores – which sell high-end products through 22 stores in California, Oregon and Washington – enjoyed revenue of approximately $40 million and a comparable store sales gain for the quarter of 7.2 percent, reflecting strong customer traffic and solid results from its 50th anniversary promotion.

“Thanks to outstanding execution in the stores, which we believe drove a higher average ticket, we overcame softness in lower-priced, traffic-building categories, such as CDs and DVDs,” said Brad Anderson, vice chairman and CEO of Best Buy. “In addition, this quarter’s gain came on top of a comparable store sales gain of 8.6 percent for the third quarter of fiscal 2004.”

Company Reiterates Guidance for 3rd Quarter; Expects 4th-Quarter Comparable Store Sales Gain of 3% – 5%

Based on the revenue results for the quarter, Best Buy reiterated its guidance of third-quarter earnings from continuing operations of 41 to 47 cents per diluted share, compared with earnings from continuing operations of 37 cents per diluted share for the same period of fiscal 2004. The mean analyst earnings estimate for the fiscal 2005 third quarter is 45 cents per diluted share.

“We were pleased with our 3.2-percent comparable store sales gain, which came on top of last year’s 8.6-percent increase. Comparable store sales were strongest early in the quarter and moderated into November. We did notice a slowdown in sales of low-priced merchandise throughout the quarter, yet we finished the quarter with a solid final week,” said Darren Jackson, executive vice president - finance and CFO of Best Buy. He added, “After looking at revenue trends, and weighing the two extra shopping days before Christmas as well as the anticipated popularity of gift cards, we are reasonably optimistic that our fourth-quarter revenue will meet our expectations.”

The company said it continues to expect a comparable store sales gain of 3 percent to 5 percent for its fourth quarter, which ends on Feb. 26, 2005.

Best Buy is expected to provide initial earnings guidance for the fourth quarter and updated guidance for the fiscal year on Dec. 15, 2004, the same time as it reports its financial results for the third quarter.

Home Office Product Category Drives the Comparable Store Sales Gain

As shown below, Best Buy’s revenue mix for the third quarter and first nine months of fiscal 2005 was unchanged from that of the same periods of the prior year.

Product Revenue Mix Summary – Continuing Operations

	Third Quarter Ended		Nine Months Ended
Product Category	Nov. 27, 2004	Nov. 29, 2003	Nov. 27, 2004	Nov. 29, 2003
Consumer Electronics	37%	37%	37%	37%
Home Office	36%	36%	37%	37%
Entertainment Software	21%	21%	20%	20%
Appliances	6%	6%	6%	6%
Total	100%	100%	100%	100%

The home office product category – which comprised 36 percent of revenue – had the largest impact on the company’s comparable store sales gain. This category enjoyed a comparable store sales gain in the mid-single digits for the quarter, led by increases from MP3 players, notebook computers, networking and computer services. The continued strength of MP3 players, which drove the increase, reflected consumer interest in portable entertainment. Expanded assortments of notebook computers also contributed to the results. In addition, the availability of nationwide Geek Squad services attracted consumer interest, and the company launched new Geek Squad-branded accessories during the quarter. Comparable store sales of desktop computers were even with that of last year’s third quarter, reflecting consumers’ continued migration to notebook computers.

The consumer electronics product category had a low-single-digit comparable store sales gain for the third quarter, maintaining its position with 37 percent of revenue. Comparable store sales of digital televisions increased by the strong double digits, benefiting from expanded assortments of flat-panel TVs, larger screen sizes of LCD TVs and high consumer interest. New merchandise displays for digital cameras supported a strong-double-digit comparable store sales gain for digital cameras for the quarter. These gains were partially offset by comparable store sales declines for analog TVs, DVD players and certain audio products.

The strongest-performing product category was appliances, which posted a comparable store sales gain in the high-single digits and represented 6 percent of revenue. The company enjoyed a low-double-digit comparable store sales gain in major appliances for the third quarter as more consumers took advantage of the company’s expanded assortments and convenient delivery services, particularly for laundry and refrigeration products. Appliances remained steady in the revenue mix, despite the healthy comparable store sales increase, as this product category is the company’s smallest in the revenue mix.

A modest comparable store sales gain for the entertainment software product category was driven by increased revenue from video gaming and computer software. The low-double-digit comparable store sales gain in video gaming reflected popular titles such as “Halo 2,” attractive pricing on video game hardware and the launch of Nintendo’s DS (dual screen) platform. This gain was offset by a high-single-digit decrease in comparable store sales of CDs, as new releases performed modestly below expectations. The company had a low-single-digit comparable store sales decline in DVD movies, as new releases underperformed expectations. However, during the quarter, the company’s set of four Elton John DVDs (which are exclusive to Best Buy and Future Shop for a limited time) attained platinum sales, meeting expectations for the legendary artist’s offering.

The company opened 43 stores during its fiscal third quarter and closed one, 36,000-square foot location. The total included 32 U.S. Best Buy stores, including six of its 45,000-square-foot stores, 11 of its 30,000-square-foot stores and 15 of its 20,000-square-foot stores. It also opened six Best Buy stores in Canada and five new Future Shop stores, as part of the company’s dual branding strategy. The company operated 659 U.S. Best Buy stores, 22 Magnolia Audio Video stores, 114 Future Shop stores and 28 Canadian Best Buy stores at the end of the fiscal third quarter. (For updated square footage and store concept information, please refer to www.BestBuy.com and click on “For Our Investors.”)

For the first nine months of the fiscal year, the company reported a comparable store sales gain of 5.1 percent, including a gain of 5.2 percent for the domestic segment and a gain of 5.0 percent for the international segment.

Best Buy is scheduled to release its fiscal third-quarter earnings before the stock market opens on Wednesday, Dec. 15. Its earnings conference call is scheduled to begin at 10 a.m. EST on Dec. 15 and is expected to be available on its Web site both live and after the call, at www.BestBuy.com. To access the call, simply click on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 820 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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